FREE WRITING PROSPECTUS Dated October 13, 2006	Filed Pursuant to Rule 433 Registration No. 333-132215 Registration No. 333-132215-02
Triad Automobile Receivables Trust 2006-C

Class	Mdys/S&P	Size (mm)	WAL	Spreads	Ylds	Coupon	Price
A1	P-1/A-1+	$235.00	0.24	IntL-3	5.3409	5.3409	100.00
A2	Aaa/AAA	$256.0	0.90	EDSF+2	5.463	5.40	99.998557%
A3	Aaa/AAA	$360.0	2.10	ISWAP+5	5.328	5.26	99.980712%
A4	Aaa/AAA	$241.2	3.49	ISWAP+12	5.371	5.31	99.994217%
Ambac Wrapped
Settle: Oct 18, 2006 flat
First Distribution Date: November 13, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.